EXHIBIT 99.1

News from Xerox Holdings Corporation

Xerox Releases Fourth-Quarter and Full-Year Results
Achieved adjusted operating margin and free cash flow guidance in 2023; Guiding to another year of meaningful growth in adjusted operating income

Financial Summary
Q4 2023
•Revenue of $1.77 billion, down 9.1 percent year-over-year or down 10.6 percent in constant currency.
•GAAP net loss of $(58) million, or $(0.50) per share, down $179 million or $1.24 per share, year-over-year, respectively. This quarter includes an after-tax Restructuring and related costs, net charge of $78 million, or $0.62 per share, related to the recently announced workforce reduction.
•Adjusted net income of $56 million, or $0.43 per share, down $90 million or $0.46 per share, year-over-year, respectively.
•Adjusted operating margin of 5.4 percent, down 380 basis points year-over-year.
•Operating cash flow of $389 million, up $203 million year-over-year.
•Free cash flow of $379 million, up $211 million year-over-year.

FY 2023
•Revenue of $6.89 billion, down 3.1 percent year-over-year, or down 3.3 percent in constant currency.
•GAAP net income of $1 million, or $(0.09) per share, up $323 million or $2.06 per share, year-over-year, respectively. 2023 includes a Q4 after-tax Restructuring and related costs, net charge of $78 million, or $0.62 per share, related to the recently announced workforce reduction. 2022 includes an after-tax non-cash goodwill impairment charge of $395 million, or $2.54 per share.
•Adjusted net income of $287 million, or $1.82 per share, up $98 million or $0.70 per share, year-over-year, respectively.
•Adjusted operating margin of 5.6 percent, up 170 basis points year-over-year.
•Operating cash flow of $686 million, up $527 million year-over-year.
•Free cash flow of $649 million, up $547 million year-over-year.

NORWALK, Conn., Jan. 25, 2024 — Xerox Holdings Corporation (NASDAQ: XRX) today announced its 2023 fourth-quarter and full-year results and guidance for 2024.

“Last year, steps we took to structurally simplify our business impacted revenue but led to 170 basis points of adjusted operating margin expansion and laid the foundation for successful execution of our Reinvention,” said Steve Bandrowczak, chief executive officer at Xerox. “As we enter 2024, we are focused on stabilizing and strengthening our core Print business, driving enterprise-wide efficiency and productivity gains through our new Global Business Services organization, and further capturing opportunities in Digital and IT Services. We expect balanced execution on these priorities, supported by our new operating model, will yield significant progress towards our three-year adjusted operating income improvement target of $300 million above 2023 levels."

Fourth-Quarter Key Financial Results

(in millions, except per share data)	Q4 2023	Q4 2022	B/(W) YOY	% Change B/(W) YOY
Revenue	$1,765	$1,941	$(176)	(9.1)% AC (10.6)% CC(1)
Gross Margin	33.5%	34.8%	(130) bps
RD&E %	3.2%	3.6%	40 bps
SAG %	24.9%	22.1%	(280) bps
Pre-Tax (Loss) Income (2)	$(88)	$145	$(233)	NM
Pre-Tax (Loss) Income Margin (2)	(5.0)%	7.5%	NM
Operating Income - Adjusted (1)	$96	$178	$(82)	(46.1)%
Operating Income Margin - Adjusted (1)	5.4%	9.2%	(380) bps
GAAP Diluted (Loss) Earnings per Share	$(0.50)	$0.74	$(1.24)	NM
Diluted Earnings Per Share - Adjusted (1)	$0.43	$0.89	$(0.46)	(51.7)%

Full-Year Key Financial Results

(in millions, except per share data)	FY 2023	FY 2022	B/(W) YOY	% Change B/(W) YOY
Revenue	$6,886	$7,107	$(221)	(3.1)% AC (3.3)% CC(1)
Gross Margin	33.6%	32.6%	100 bps
RD&E %	3.3%	4.3%	100 bps
SAG %	24.6%	24.8%	20 bps
Pre-Tax (Loss)(2)	$(28)	$(325)	$297	NM
Pre-Tax (Loss) Margin(2)	(0.4)%	(4.6)%	420 bps
Operating Income - Adjusted (1)	$389	$275	$114	41.5%
Operating Income Margin - Adjusted (1)	5.6%	3.9%	170 bps
GAAP Diluted (Loss) per Share(2)	$(0.09)	$(2.15)	$2.06	NM
Diluted Earnings Per Share - Adjusted (1)	$1.82	$1.12	$0.70	62.5%
_____________
(1)Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.
(2)Fourth quarter and full-year 2023 pre-tax (loss) and margin includes a fourth quarter Restructuring and related costs, net charge of $104 million ($78 million after-tax), or $0.62 per share, related to the recently announced workforce reduction. Full-year 2023 also includes the PARC donation charge of $132 million, or $0.58 per share. Full-year 2022 pre-tax (loss) and margin includes a Goodwill impairment charge of $412 million ($395 million after-tax), or $2.54 per share.

Fourth-Quarter Segment Results

(in millions)	Q4 2023	Q4 2022	B/(W) YOY	% Change B/(W) YOY
Revenue
Print and Other	$1,686	$1,862	$(176)	(9.5)%
Financing (FITTLE)	100	101	(1)	(1.0)%
Intersegment Elimination (1)	(21)	(22)	1	(4.5)%
Total Revenue	$1,765	$1,941	$(176)	(9.1)%
Profit
Print and Other	$89	$177	$(88)	(49.7)%
Financing (FITTLE)	7	1	6	NM
Total Profit	$96	$178	$(82)	(46.1)%

Full-Year Segment Results

(in millions)	FY 2023	FY 2022	B/(W) YOY	% Change B/(W) YOY
Revenue
Print and Other	$6,571	$6,804	$(233)	(3.4)%
Financing (FITTLE)	401	393	8	2.0%
Intersegment Elimination (1)	(86)	(90)	4	(4.4)%
Total Revenue	$6,886	$7,107	$(221)	(3.1)%
Profit
Print and Other	$360	$258	$102	39.5%
Financing (FITTLE)	29	17	12	70.6%
Total Profit	$389	$275	$114	41.5%
_____________
(1)Reflects revenue, primarily commissions and other payments, made by the FITTLE segment to the Print and Other segment for the lease of Xerox equipment placements.

2024 Guidance
•Revenue: decline of 3% to 5% in constant currency
•Adjusted operating margin: at least 7.5%
•Free cash flow: at least $600 million

The company expects stable Print demand, growth in Digital and IT Services and neutral macroeconomic conditions. The guided year-over-year decline in revenue is attributable to the following: around 200 basis points of headwind from prior-year backlog reduction and around 200 basis points from the deemphasis of certain non-strategic revenue, including lower sales of paper. Margin guidance implies adjusted operating income margin improvement of more than 190 basis points, and adjusted operating income improvement of more than $100 million, year-over-year.

The company reiterates its three-year target of $300 million of incremental adjusted operating income above 2023 levels and a return to double-digit adjusted operating income margin by 2026.

Non-GAAP Measures
This release refers to the following non-GAAP financial measures:
•Adjusted EPS, which excludes the Goodwill impairment charge as well as Restructuring and related costs, net, Amortization of intangible assets, non-service retirement-related costs, and other discrete adjustments from GAAP EPS, as applicable.
•Adjusted operating income and margin, which exclude the EPS adjustments noted above as well as the remainder of Other expenses, net from pre-tax (loss) income and margin.
•Constant currency (CC) revenue change, which excludes the effects of currency translation.
•Free cash flow, which is operating cash flow less capital expenditures.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.

Forward Looking Statements
This release and other written or oral statements made from time to time by management contain “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, “targeting”, “projecting”, “driving” and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: Global macroeconomic conditions, including inflation, slower growth or recession, delays or disruptions in the global supply chain, higher interest rates, and wars and other conflicts, including the current conflict between Russia and Ukraine; our ability to succeed in a competitive environment, including by developing new products and service offerings and preserving our existing products and market share as well as repositioning our business in the face of customer preference, technological, and other change, such as evolving return-to-office and hybrid working trends; failure of our customers, vendors, and logistics partners to perform their contractual obligations to us; our ability to attract, train, and retain key personnel; execution risks around our Reinvention; the risk of breaches of our security systems due to cyber, malware, or other intentional attacks that could expose us to liability, litigation, regulatory action or damage our reputation; our ability to obtain adequate pricing for our products and services and to maintain and improve our cost structure; changes in economic and political conditions, trade protection measures, licensing requirements, and tax laws in the United States and in the foreign countries in which we do business; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; interest rates, cost of borrowing, and access to credit markets; risks related to our indebtedness; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; funding requirements associated with our employee pension and retiree health benefit plans; changes in foreign currency exchange rates; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; laws, regulations, international agreements and other initiatives to limit greenhouse gas emissions or relating to climate change, as well as the physical effects of climate change; and other factors as set forth from time to time in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. The Company intends these forward-looking statements to speak only as of the date of this release and does not undertake to update or revise them as more information becomes available, except as required by law.

Media Contact:
Justin Capella, Xerox, +1-203-258-6535, Justin.Capella@xerox.com

Investor Contact:
David Beckel, Xerox, +1-203-849-2318, David.Beckel@xerox.com

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Xerox®® is a trademark of Xerox in the United States and/or other countries.

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per-share data)	2023	2022	2023	2022
Revenues
Sales	$721	$851	$2,720	$2,800
Services, maintenance and rentals	1,000	1,039	3,975	4,100
Financing	44	51	191	207
Total Revenues	1,765	1,941	6,886	7,107
Costs and Expenses
Cost of sales	466	572	1,778	2,002
Cost of services, maintenance and rentals	677	664	2,664	2,679
Cost of financing	30	30	130	108
Research, development and engineering expenses	56	69	229	304
Selling, administrative and general expenses	440	428	1,696	1,760
Goodwill impairment	—	—	—	412
Restructuring and related costs, net	132	24	167	65
Amortization of intangible assets	10	11	43	42
PARC donation	—	—	132	—
Other expenses, net	42	(2)	75	60
Total Costs and Expenses	1,853	1,796	6,914	7,432
(Loss) Income before Income Taxes(1)	(88)	145	(28)	(325)
Income tax (benefit) expense	(30)	24	(29)	(3)
Net (Loss) Income	(58)	121	1	(322)
Less: Preferred stock dividends, net	(3)	(3)	(14)	(14)
Net (Loss) Income attributable to Common Shareholders	$(61)	$118	$(13)	$(336)

Basic (Loss) Earnings per Share	$(0.50)	$0.76	$(0.09)	$(2.15)
Diluted (Loss) Earnings per Share	$(0.50)	$0.74	$(0.09)	$(2.15)
___________________________
(1) Referred to as “Pre-tax (loss) income” throughout the remainder of this document.

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2023	2022	2023	2022
Net (Loss) Income	$(58)	$121	$1	$(322)

Other Comprehensive Income (Loss), Net
Translation adjustments, net	172	260	191	(376)
Unrealized gains (losses), net	1	17	1	(2)
Changes in defined benefit plans, net	(345)	(267)	(331)	(171)
Other Comprehensive (Loss) Income, Net	(172)	10	(139)	(549)

Comprehensive (Loss) Income, Net	$(230)	$131	$(138)	$(871)

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions, except share data in thousands)	December 31, 2023	December 31, 2022
Assets
Cash and cash equivalents	$519	$1,045
Accounts receivable (net of allowance of $64 and $52, respectively)	850	857
Billed portion of finance receivables (net of allowance of $4 and $4, respectively)	71	93
Finance receivables, net	842	1,061
Inventories	661	797
Other current assets	234	254
Total current assets	3,177	4,107
Finance receivables due after one year (net of allowance of $88 and $113, respectively)	1,597	1,948
Equipment on operating leases, net	265	235
Land, buildings and equipment, net	266	320
Intangible assets, net	177	208
Goodwill, net	2,747	2,820
Deferred tax assets	760	582
Other long-term assets	1,034	1,323
Total Assets	$10,023	$11,543
Liabilities and Equity
Short-term debt and current portion of long-term debt	$567	$860
Accounts payable	1,044	1,331
Accrued compensation and benefits costs	306	258
Accrued expenses and other current liabilities	877	881
Total current liabilities	2,794	3,330
Long-term debt	2,710	2,866
Pension and other benefit liabilities	1,216	1,175
Post-retirement medical benefits	171	184
Other long-term liabilities	360	411
Total Liabilities	7,251	7,966

Noncontrolling Interests	10	10

Convertible Preferred Stock	214	214

Common stock	123	156
Additional paid-in capital	1,114	1,588
Retained earnings	4,977	5,136
Accumulated other comprehensive loss	(3,676)	(3,537)
Xerox Holdings shareholders’ equity	2,538	3,343
Noncontrolling interests	10	10
Total Equity	2,548	3,353
Total Liabilities and Equity	$10,023	$11,543

Shares of Common Stock Issued and Outstanding	123,144	155,781

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2023	2022	2023	2022
Cash Flows from Operating Activities
Net (Loss) Income	$(58)	$121	$1	$(322)

Adjustments required to reconcile Net (loss) income to cash flows provided by operating activities
Depreciation and amortization	62	65	251	270
Provisions	17	17	54	65
Net gain on sales of businesses and assets	(2)	(39)	(39)	(56)
PARC donation	—	—	132	—
Stock-based compensation	14	12	54	75
Goodwill impairment	—	—	—	412
Restructuring and asset impairment charges	121	18	146	62
Payments for restructurings	(4)	(14)	(27)	(52)
Non-service retirement-related costs	5	6	19	(12)
Contributions to retirement plans	(27)	(18)	(102)	(124)
Decrease (increase) in accounts receivable and billed portion of finance receivables	42	—	(5)	(48)
Decrease (increase) in inventories	73	(7)	123	(143)
Increase in equipment on operating leases	(32)	(38)	(141)	(112)
Decrease (increase) in finance receivables	124	(131)	614	(141)
Decrease (increase) in other current and long-term assets	24	(9)	16	27
Increase (decrease) in accounts payable	—	80	(290)	278
Increase in accrued compensation	32	5	48	34
Increase (decrease) in other current and long-term liabilities	45	82	(114)	9
Net change in income tax assets and liabilities	(56)	27	(80)	(54)
Net change in derivative assets and liabilities	(3)	(12)	13	(22)
Other operating, net	12	21	13	13
Net cash provided by operating activities	389	186	686	159
Cash Flows from Investing Activities
Cost of additions to land, buildings, equipment and software	(10)	(18)	(37)	(57)
Proceeds from sales of businesses and assets	3	38	43	87
Acquisitions, net of cash acquired	—	—	(7)	(93)
Other investing, net	(1)	(3)	(4)	(15)
Net cash (used in) provided by investing activities	(8)	17	(5)	(78)
Cash Flows from Financing Activities
Net payments on debt	(347)	(24)	(478)	(529)
Dividends	(34)	(43)	(165)	(174)
Payments to acquire treasury stock, including fees	—	—	(544)	(113)
Other financing, net	(2)	—	(15)	(6)
Net cash used in financing activities	(383)	(67)	(1,202)	(822)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	2	2	(1)	(29)
Increase (decrease) in cash, cash equivalents and restricted cash	—	138	(522)	(770)
Cash, cash equivalents and restricted cash at beginning of period	617	1,001	1,139	1,909
Cash, Cash Equivalents and Restricted Cash at End of Period	$617	$1,139	$617	$1,139

Fourth Quarter 2023 Overview
2023 was a pivotal year for Xerox and marked the first full year of our Reinvention, a multi-year strategy to reposition our business for long-term, sustainable growth. We took structural and foundational actions to improve our core business and simplify operations, resulting in greater operational focus and a clear path for more transformative Reinvention actions this year and beyond. For the full year, the Company delivered growth in earnings and operating cash flows despite a modest decline in revenue, reflecting the successful implementation of a more flexible cost structure and rigorous operating discipline. Additional structural efficiencies enabled by our Reorganization are expected to drive further profit improvement in 2024.
Equipment sales of $458 million in the fourth quarter 2023 declined 17.3% in actual currency, or 18.3% in constant currency1, as compared to the fourth quarter 2022. The prior year effect of backlog2 reduction drove more than a 25-percentage point year-over-year decline. Total equipment revenue outpaced equipment installation activity, due to favorable product mix. Installations of High-End color equipment, which were less affected by prior year backlog2 reductions, increased as compared to fourth quarter 2022, while Entry and Mid offerings declined. Declines in entry primarily reflect prior year reductions to backlog2 and current year constraints. Post-sale revenue of $1.3 billion declined 5.8% in actual currency, or 7.5% in constant currency1, as compared to fourth quarter 2022. The decline was primarily due to lower sales of non-strategic and lower margin paper and IT endpoint device placements, which we plan to reduce over time, as well as the exit of Russia, the termination of the Fuji Royalty and the absence of PARC revenue. Combined, these items contributed 500 basis points to the year over year decline in post-sale revenue.
The pre-tax (loss) of $(88) million for the fourth quarter 2023 decreased by $233 million as compared to pre-tax income of $145 million in the fourth quarter 2022, primarily due to lower revenue and gross profit as well as higher Restructuring and related costs, net and Other expenses, net. Adjusted1 operating income decreased $82 million as compared to fourth quarter 2022 due to lower equipment and post sale revenue. Benefits from structural simplification efforts and pricing were partially offset by higher compensation expense and a lack of Fuji royalty income.
We expect a total Revenue decline of 3% to 5% in constant currency in 2024, which includes effects of prior year backlog2 reductions and the exit or deemphasis of non-strategic businesses – all of which is unrelated to the performance of our core print and services businesses. Core business revenue is expected to be roughly flat year-over-year, reflecting stable Print demand, growth in Digital and IT Services and neutral macroeconomic conditions.
We expect 2024 pre-tax income and adjusted1 operating income margins to improve in 2024 to approximately 5.1% and at least 7.5%, respectively. The increase in profit margins will primarily be driven by structural simplification actions enabled by our reorganization, including the effects of the workforce reduction decisions announced in January 2024.
Free cash flow1 is expected to be at least $600 million in 2024 (includes $50 million for capital expenditures). Free cash flow1 is expected to benefit from a reduction in our finance receivables balance. Improvements in cash flow from underlying operations are expected to be offset by restructuring payments, higher cash taxes and an increase in pension contributions.

___________
(1)Refer to the "Non-GAAP Financial Measures" section for an explanation of the non-GAAP financial measure.
(2)Order backlog is measured as the value of unfulfilled sales orders, shipped and non-shipped, received from our customers waiting to be installed, including orders with future installation dates. It includes printing devices as well as IT hardware associated with our IT service offerings.

Financial Review
Revenues

	Three Months Ended December 31,				% of Total Revenue
(in millions)	2023	2022	% Change	CC % Change	2023	2022
Equipment sales	$458	$554	(17.3)%	(18.3)%	26%	29%
Post sale revenue	1,307	1,387	(5.8)%	(7.5)%	74%	71%
Total Revenue	$1,765	$1,941	(9.1)%	(10.6)%	100%	100%

Reconciliation to Condensed Consolidated Statements of (Loss) Income:
Sales	$721	$851	(15.3)%	(16.7)%
Less: Supplies, paper and other sales	(263)	(297)	(11.4)%	(13.6)%
Equipment Sales	$458	$554	(17.3)%	(18.3)%

Services, maintenance and rentals	$1,000	$1,039	(3.8)%	(5.4)%
Add: Supplies, paper and other sales	263	297	(11.4)%	(13.6)%
Add: Financing	44	51	(13.7)%	(15.2)%
Post Sale Revenue	$1,307	$1,387	(5.8)%	(7.5)%

Segments
Print and Other	$1,686	$1,862	(9.5)%		95%	96%
FITTLE	100	101	(1.0)%		6%	5%
Intersegment elimination (1)	(21)	(22)	(4.5)%		(1)%	(1)%
Total Revenue(2)	$1,765	$1,941	(9.1)%		100%	100%

Go-to-Market Operations
Americas	$1,153	$1,277	(9.7)%	(10.1)%	65%	66%
EMEA	589	619	(4.8)%	(9.0)%	34%	32%
Other	23	45	(48.9)%	(48.9)%	1%	2%
Total Revenue(2)	$1,765	$1,941	(9.1)%	(10.6)%	100%	100%
`______________
CC - See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(1)Reflects revenue, primarily commissions and other payments made by the FITTLE segment, to the Print and Other segment for the lease of Xerox equipment placements.
(2)Refer to Appendix II, Reportable Segments and Geographic Sales Channels, for definitions.

.

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended December 31,
(in millions)	2023	2022	B/(W)
Gross Profit	$592	$675	$(83)
RD&E	56	69	13
SAG	440	428	(12)

Equipment Gross Margin	32.4%	31.6%	0.8	pts.
Post sale Gross Margin	34.0%	36.1%	(2.1)	pts.
Total Gross Margin	33.5%	34.8%	(1.3)	pts.
RD&E as a % of Revenue	3.2%	3.6%	0.4	pts.
SAG as a % of Revenue	24.9%	22.1%	(2.8)	pts.

Pre-tax (Loss) Income	$(88)	$145	$(233)
Pre-tax (Loss) Income Margin	(5.0)%	7.5%	(12.5)	pts.

Adjusted(1) Operating Income	$96	$178	$(82)
Adjusted(1) Operating Income Margin	5.4%	9.2%	(3.8)	pts.
_____________
(1) Refer to the "Non-GAAP Financial Measures" section for an explanation of the non-GAAP financial measure.
Other Expenses, Net

	Three Months Ended December 31,
(in millions)	2023	2022
Non-financing interest expense	$28	$18
Interest income	(4)	(3)
Non-service retirement-related costs	5	6
Gains on sales of businesses and assets	(2)	(39)
Currency losses, net	6	11
Loss on early extinguishment of debt	7	—
All other expenses, net	2	5
Other expenses, net	$42	$(2)

Segment Review

	Three Months Ended December 31,
(in millions)	External Revenue	Intersegment Revenue(1)	Total Segment Revenue	% of Total Revenue	Segment Profit	Segment Margin(2)
2023
Print and Other	$1,665	$21	$1,686	94%	$89	5.3%
FITTLE	100	—	100	6%	7	7.0%
Total	$1,765	$21	$1,786	100%	$96	5.4%

2022
Print and Other	$1,840	$22	$1,862	95%	$177	9.6%
FITTLE	101	—	101	5%	1	1.0%
Total	$1,941	$22	$1,963	100%	$178	9.2%
_____________
(1)Reflects revenue, primarily commissions and other payments, made by the FITTLE segment to the Print and Other segment for the lease of Xerox equipment placements.
(2)Segment margin based on external revenue only.

Print and Other
Print and Other includes the design, development and sale of document management systems, solutions and services as well as associated technology offerings including IT and software products and services.

Revenue

	Three Months Ended December 31,
(in millions)	2023	2022	% Change
Equipment sales	$454	$548	(17.2)%
Post sale revenue	1,211	1,292	(6.3)%
Intersegment revenue (1)	21	22	(4.5)%
Total Print and Other Revenue	$1,686	$1,862	(9.5)%
_____________
(1)Reflects revenue, primarily commissions and other payments, made by the FITTLE segment to the Print and Other segment for the lease of Xerox equipment placements.

Detail by product group is shown below.

	Three Months Ended December 31,				% of Equipment Sales
(in millions)	2023	2022	% Change	CC % Change	2023	2022
Entry	$56	$79	(29.1)%	(30.8)%	12%	14%
Mid-range	302	369	(18.2)%	(18.8)%	66%	67%
High-end	94	100	(6.0)%	(7.1)%	21%	18%
Other	6	6	—%	—%	1%	1%
Equipment Sales (1),(2)	$458	$554	(17.3)%	(18.3)%	100%	100%

_____________
CC - See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(1)Refer to Appendix II, Reportable Segments and Geographic Sales Channels, for definitions.
(2)Includes equipment sales related to the FITTLE segment of $4 million and $6 million for the fourth quarter 2023 and 2022, respectively.

FITTLE
FITTLE represents a global financing solutions business, primarily enabling the sale of our equipment and services.
Revenue

	Three Months Ended December 31,
(in millions)	2023	2022	% Change
Equipment sales	$4	$6	(33.3)%
Financing	44	51	(13.7)%
Other Post sale revenue (1)	52	44	18.2%
Total FITTLE Revenue	$100	$101	(1.0)%
_____________
(1)Other Post sale revenue includes lease renewal and fee income as well as gains, commissions and servicing revenue associated with sold finance receivables..

Forward-Looking Statements
This release and other written or oral statements made from time to time by management contain “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, “targeting”, “projecting”, “driving” and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: Global macroeconomic conditions, including inflation, slower growth or recession, delays or disruptions in the global supply chain, higher interest rates, and wars and other conflicts, including the current conflict between Russia and Ukraine; our ability to succeed in a competitive environment, including by developing new products and service offerings and preserving our existing products and market share as well as repositioning our business in the face of customer preference, technological, and other change, such as evolving return-to-office and hybrid working trends; failure of our customers, vendors, and logistics partners to perform their contractual obligations to us; our ability to attract, train, and retain key personnel; execution risks around our Reinvention; the risk of breaches of our security systems due to cyber, malware, or other intentional attacks that could expose us to liability, litigation, regulatory action or damage our reputation; our ability to obtain adequate pricing for our products and services and to maintain and improve our cost structure; changes in economic and political conditions, trade protection measures, licensing requirements, and tax laws in the United States and in the foreign countries in which we do business; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; interest rates, cost of borrowing, and access to credit markets; risks related to our indebtedness; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; funding requirements associated with our employee pension and retiree health benefit plans; changes in foreign currency exchange rates; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; laws, regulations, international agreements and other initiatives to limit greenhouse gas emissions or relating to climate change, as well as the physical effects of climate change; and other factors as set forth from time to time in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. The Company intends these forward-looking statements to speak only as of the date of this release and does not undertake to update or revise them as more information becomes available, except as required by law.

Non-GAAP Financial Measures
We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related income tax effects.
However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our Condensed Consolidated Financial Statements prepared in accordance with GAAP.
Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below, as well as in the fourth quarter 2023 presentation slides available at www.xerox.com/investor.
Adjusted Earnings Measures
•Adjusted Net Income and Earnings per share (EPS)
•Adjusted Effective Tax Rate
The above measures were adjusted for the following items:
Restructuring and related costs, net: Restructuring and related costs, net include restructuring and asset impairment charges as well as costs associated with our transformation programs beyond those normally included in restructuring and asset impairment charges. Restructuring consists of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment includes costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Additional costs for our transformation programs are primarily related to the implementation of strategic actions and initiatives and include third-party professional service costs as well as one-time incremental costs. All of these costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we will exclude these charges since we do not believe they provide meaningful insight into our current or past operating performance nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.
Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.
Non-service retirement-related costs: Our defined benefit pension and retiree health costs include several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets as well as those that are predominantly legacy in nature and related to employees who are no longer providing current service to the Company (e.g. retirees and ex-employees). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) amortization of prior plan amendments, (iv) amortized actuarial gains/losses and (v) the impacts of any plan settlements/curtailments. Accordingly, we consider these elements of our periodic retirement plan costs to be outside the operational performance of the business or legacy costs and not necessarily indicative of current or future cash flow requirements. This approach is consistent with the classification of these costs as non-operating in Other expenses, net. Adjusted earnings will continue to include the service cost elements of our retirement costs, which is related to current employee service as well as the cost of our defined contribution plans.
Discrete, unusual or infrequent items: We exclude these item(s), when applicable, given their discrete, unusual or infrequent nature and their impact on the comparability of our results for the period to prior periods and future expected trends:
•Goodwill impairment
•PARC donation
•Contract termination costs - product supply

•Accelerated share vesting - stock compensation expense associated with the accelerated vesting of all outstanding equity awards, according to the terms of the award agreement, in connection with the passing of Xerox Holdings Corporation's former CEO.
•Loss on early extinguishment of debt
•Tax Indemnification - Conduent
Adjusted Operating Income and Margin
We calculate and utilize adjusted operating income and margin measures by adjusting our reported pre-tax (loss) income and margin amounts. In addition to the costs and expenses noted as adjustments for our adjusted earnings measures, adjusted operating income and margin also exclude the remaining amounts included in Other expenses, net, which are primarily non-financing interest expense and certain other non-operating costs and expenses. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.
Constant Currency (CC)
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” This impact is calculated by translating current period activity in local currency using the comparable prior year period's currency translation rate. This impact is calculated for all countries where the functional currency is not the U.S. dollar. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.
Free Cash Flow
To better understand trends in our business, we believe that it is helpful to adjust operating cash flows by subtracting amounts related to capital expenditures. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to fund acquisitions, dividends and share repurchase.
Adjusted Net Income and EPS reconciliation

	Three Months Ended December 31,				Year Ended December 31,
	2023		2022		2023		2022
(in millions, except per share amounts)	Net (Loss) Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS	Net (Loss) Income		Diluted EPS
Reported(1)	$(58)	$(0.50)	$121	$0.74	$1	$(0.09)	$(322)		$(2.15)
Adjustments:
Goodwill impairment	—		—		—		412
Restructuring and related costs, net	132		24		167		65
Amortization of intangible assets	10		11		43		42
PARC donation	—		—		132		—
Non-service retirement-related costs	5		6		19		(12)
Tax Indemnification - Conduent	—		—		(7)		—
Loss on early extinguishment of debt	7		1		10		5
Contract termination costs - product supply	—		—		—		33
Accelerated share vesting	—		—		—		21
Income tax on PARC donation(2)	—		—		(40)		—
Income tax on adjustments(2)	(40)		(17)		(38)		(55)
Adjusted	$56	$0.43	$146	$0.89	$287	$1.82	$189	$189.00	$1.12

Dividends on preferred stock used in adjusted EPS calculation(3)		$3		$—		$14			$14
Weighted average shares for adjusted EPS(3)		125		165		151			157
Fully diluted shares at end of period(4)		125
_____________
(1)Net (loss) income and EPS.
(2)Refer to Adjusted Effective Tax Rate reconciliation.

(3)For those periods that include the preferred stock dividend, the average shares for the calculations of diluted EPS exclude the 7 million shares associated with our Series A convertible preferred stock.
(4)Common shares outstanding at December 31, 2023, plus potential dilutive common shares used for the calculation of adjusted diluted EPS for the fourth quarter 2023. Excludes shares associated with our Series A convertible preferred stock, which were anti-dilutive for the fourth quarter 2023.

Adjusted Effective Tax Rate reconciliation

	Three Months Ended December 31,
	2023			2022
(in millions)	Pre-Tax (Loss) Income	Income Tax (Benefit) Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate
Reported(1)	$(88)	$(30)	34.1%	$145	$24	16.6%
Non-GAAP adjustments(2)	154	40		42	17
Adjusted(3)	$66	$10	15.2%	$187	$41	21.9%

	Year Ended December 31,
	2023			2022
(in millions)	Pre-Tax (Loss) Income	Income Tax (Benefit) Expense	Effective Tax Rate	Pre-Tax (Loss) Income	Income Tax (Benefit) Expense	Effective Tax Rate
Reported(1)	$(28)	$(29)	103.6%	$(325)	$(3)	0.9%
Goodwill impairment	—	—		412	17
PARC donation	132	40		—	—
Non-GAAP adjustments(2)	232	38		154	38
Adjusted(3)	$336	$49	14.6%	$241	$52	21.6%
_____________
(1)Pre-tax (loss) income and income tax (benefit) expense.
(2)Refer to Adjusted Net Income and EPS reconciliation for details.
(3)The tax impact on Adjusted Pre-Tax Income is calculated under the same accounting principles applied to the Reported Pre-Tax (Loss) Income under ASC 740, which employs an annual effective tax rate method to the results.

Adjusted Operating Income and Margin reconciliation

	Three Months Ended December 31,
	2023			2022
(in millions)	(Loss) Profit	Revenue	Margin	Profit	Revenue	Margin
Reported(1)	$(58)	$1,765		$121	$1,941
Income tax (benefit) expense	(30)			24
Pre-tax (loss) income	$(88)	$1,765	(5.0)%	$145	$1,941	7.5%
Adjustments:
Restructuring and related costs, net	132			24
Amortization of intangible assets	10			11
Other expenses, net	42			(2)
Adjusted	$96	$1,765	5.4%	$178	$1,941	9.2%

	Year Ended December 31,
	2023			2022
(in millions)	Profit	Revenue	Margin	(Loss) Profit	Revenue	Margin
Reported(1)	$1	$6,886		$(322)	$7,107
Income tax (benefit)	(29)			(3)
Pre-tax (loss)	$(28)	$6,886	(0.4)%	$(325)	$7,107	(4.6)%
Adjustments:
Goodwill impairment	—			412
Restructuring and related costs, net	167			65
Amortization of intangible assets	43			42
PARC donation	132			—
Accelerated share vesting	—			21
Other expenses, net	75			60
Adjusted	$389	$6,886	5.6%	$275	$7,107	3.9%
_____________
(1) Net (Loss) Income.

Free Cash Flow reconciliation

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2023	2022	2023	2022
Reported(1)	$389	$186	$686	$159
Less: capital expenditures	10	18	37	57
Free Cash Flow	$379	$168	$649	$102
_____________
(1)Net cash provided by operating activities.

GUIDANCE
Adjusted Operating Income and Margin

	FY 2024
(in millions)	Profit	Revenue (CC)(2,3)	Margin
Estimated(1)	~ $335	~ $6,610	~ 5.1%
Adjustments:
Restructuring and related costs, net	40
Amortization of intangible assets	40
Other expenses, net	85
Adjusted (4)	~ $500	~ $6,610	At least 7.5%
_____________
(1)Pre-tax income and Revenue.
(2)Full-year revenue is estimated to decline 3% to 5% in constant currency. Revenue of $6.6 billion reflects the midpoint of the guidance range.
(3)See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(4)Adjusted pre-tax income reflects the mid-point of the adjusted operating margin guidance range.

Free Cash Flow

(in millions)	FY 2024
Operating Cash Flow (1)	At least $650
Less: capital expenditures	50
Free Cash Flow	At least $600
_____________
(1)Net cash provided by operating activities.

APPENDIX I
Xerox Holdings Corporation
(Loss) Earnings per Share

(in millions, except per-share data, shares in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Basic (Loss) Earnings per Share:
Net (Loss) Income	$(58)	$121	$1	$(322)
Accrued dividends on preferred stock	(3)	(3)	(14)	(14)
Adjusted net (loss) income available to common shareholders	$(61)	$118	$(13)	$(336)
Weighted average common shares outstanding	123,067	156,155	149,116	156,006

Basic (Loss) Earnings per Share	$(0.50)	$0.76	$(0.09)	$(2.15)

Diluted (Loss) Earnings per Share:
Net (Loss) Income	$(58)	$121	$1	$(322)
Accrued dividends on preferred stock	(3)	—	(14)	(14)
Adjusted net (loss) income available to common shareholders	$(61)	$121	$(13)	$(336)
Weighted average common shares outstanding	123,067	156,155	149,116	156,006
Common shares issuable with respect to:
Stock Options	—	—	—	—
Restricted stock and performance shares	—	1,732	—	—
Convertible preferred stock	—	6,742	—	—
Adjusted weighted average common shares outstanding	123,067	164,629	149,116	156,006

Diluted (Loss) Earnings per Share	$(0.50)	$0.74	$(0.09)	$(2.15)

The following securities were not included in the computation of diluted (loss) earnings per share as they were either contingently issuable shares or shares that if included would have been anti-dilutive:

Stock options	231	586	231	586
Restricted stock and performance shares	6,711	3,218	6,711	4,950
Convertible preferred stock	6,742	—	6,742	6,742
Total Anti-Dilutive Securities	13,684	3,804	13,684	12,278

Dividends per Common Share	$0.25	$0.25	$1.00	$1.00

APPENDIX II
Xerox Holdings Corporation
Reportable Segments
Our reportable segments are aligned with how we manage the business and view the markets we serve. We have two reportable segments - Print and Other, and Financing (FITTLE). Our two reportable segments are determined based on the information reviewed by the Chief Operating Decision Maker (CODM), our Chief Executive Officer (CEO), together with the Company’s management to evaluate performance of the business and allocate resources.
Our Print and Other segment includes the sale of document systems, supplies and technical services and managed services. The segment also includes the delivery of managed services that involve a continuum of solutions and services that help our customers optimize their print and communications infrastructure, apply automation and simplification to maximize productivity, and ensure the highest levels of security. This segment also includes IT services and software. The product groupings range from:
•“Entry”, which include A4 devices and desktop printers and multifunction devices that primarily serve small and medium workgroups/work teams.
•“Mid-Range”, which include A3 devices that generally serve large workgroup/work team environments as well as products in the Light Production product groups serving centralized print centers, print for pay and low volume production print establishments.
•“High-End”, which include production printing and publishing systems that generally serve the graphic communications marketplace and print centers in large enterprises.
Customers range from small and mid-sized businesses to large enterprises. Customers also include graphic communication enterprises as well as channel partners including distributors and resellers. Segment revenues also include commissions and other payments from our FITTLE segment for the exclusive right to provide lease financing for Xerox products. These revenues are reported as part of Intersegment Revenues, which are eliminated in consolidated revenues.
The FITTLE segment provides global leasing solutions and currently offers financing for direct channel customer purchases of Xerox equipment through bundled lease agreements and lease financing to end-user customers who purchase Xerox solutions through our indirect channels. Segment revenues primarily include financing income on sales-type leases (including month-to-month extensions) and leasing fees. Segment revenues also include gains/losses from the sale of finance receivables including commissions, fees on the sales of underlying equipment residuals and servicing fees.
In December 2022, the Company entered into a finance receivables funding agreement with an affiliate of HPS Investment Partners (HPS) pursuant to which the Company agreed to offer for sale, and HPS agreed to purchase, certain eligible pools of finance receivables on a monthly basis. During the second quarter 2023, the finance receivables funding agreement with HPS was amended to expand the pools of finance receivables eligible for sale and to include the sale of the underlying leased equipment to HPS. In the third quarter 2023, the Company entered into an agreement with PEAC Solutions (a subsidiary of HPS) that named PEAC as the provider of certain leasing and financial services programs for non-Xerox equipment in the U.S. network of independent dealers and resellers.
Geographic Sales Channels
We also operate a matrix organization that includes a geographic focus that is primarily organized from a sales perspective on the basis of “go-to-market” (GTM) sales channels as follows:
•Americas, which includes our sales channels in the U.S. and Canada, as well as Mexico, Brazil and Central and South America.
•EMEA, which includes our sales channels in Europe, the Middle East, Africa and India.
•Other, which includes royalties and licensing revenue.
These GTM sales channels are structured to serve a range of customers for our products and services, including financing. Accordingly, we will continue to provide information, primarily revenue related, with respect to our principal GTM sales channels.